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                                                                 EXHIBIT 99.1

                                 PRESS RELEASE

For Immediate Release:


MIAMI - BASED POPEYES CHICKEN FRANCHISEE ANNOUNCES FIRST QUARTER RESULTS


Miami, Fl, February 14, 2002 - Interfoods of America, Inc., (OTCBB-IFDA), the Miami-Based Popeye's Chicken & Biscuits Franchisee, announced its first quarter results for the fiscal quarter ended December 31, 2001. The Company reported total revenues of $37,603,616 for the fiscal quarter ended December 31, 2001 compared to total revenue of $36,842,626 for the fiscal quarter ended December 31, 2000. The increase in revenue was primarily attributable to the sales generated by the opening of one restaurant and an increase of same store sales of 1.9% for the fiscal quarter ended December 31, 2001. Same store sales are stores owned and operated at least one full year.

The Company reported net income of $268,074 or $.05 per share for the first quarter of Fiscal 2002 as compared to net income of $363,913 or $.07 per share for the first quarter of Fiscal 2001. During the first quarter of fiscal 2002 the Company incurred other expenses of $103,580 or $.02 per share related to the termination of two of its leases on non-operating properties.

Popeye's Chicken & Biscuits is the second-largest chicken chain in the world in terms of sales. It offers unique Cajun, or New Orleans, style chicken along with side dishes that include red beans and rice, shrimp and crawfish, as well as mashed potatoes and gravy. The brand has a presence in 40 states and 23 countries worldwide.